SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2021

FIRST SAVINGS FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Indiana	001-34155	37-1567871
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

702 North Shore Drive, Suite 300, Jeffersonville, Indiana	47130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 283-0724

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FSFG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 6, 2021, First Savings Bank (the “Bank”), the wholly-owned bank subsidiary of First Savings Financial Group, Inc. (the “Company”), and Weldon A. Riggs executed a Compensation and Release Agreement (the “Agreement”). The Agreement has an effective date of December 22, 2020.

The Agreement provides for January 12, 2021 (the “Termination Date”) as the last day of Mr. Riggs’ full-time employment with the Bank. As consideration under the Agreement, it provides for the Bank to pay Mr. Riggs his current regular bi-weekly salary rate through the Termination Date and, as additional consideration, his Officer Incentive Compensation (as defined in the Agreement) for the months ending January 31, 2021 and February 28, 2021. The Agreement also provides for the Bank to pay certain other severance benefits to Mr. Riggs including any unused accrued vacation time and 25% of any accrued unused sick time as of the Termination Date. In return for the consideration under the Agreement, it provides for releases of claims by Mr. Riggs, his adherence to confidentiality provisions, and his adherence to certain non-solicitation covenants for a period of one year following the Termination Date.

The foregoing description is a summary of the Agreement and is qualified in its entirety by the full text of the Agreement. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable

(d)	Exhibits

10.1	Compensation and Release Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SAVINGS FINANCIAL GROUP, INC.

Date:	February 11, 2021	By:	/s/ Anthony A. Schoen
Anthony A. Schoen
Chief Financial Officer